Exhibit 8.1

                                  May 19, 2009



EastGroup Properties, Inc.
Suite 400
190 East Capitol Street
Jackson, MS  39201-2152

          Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the issuance of up to 1,600,000 shares of common stock (the "Shares") pursuant to a Sales Agency Financing Agreement dated May 19, 2009 between the Company and BNY Mellon Capital Markets, LLC. For the purposes of this Opinion Letter, the term "Subsidiary" means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

     In rendering this opinion, we have reviewed (i) the Company's Registration Statement on Form S-3 (No. 333-159328) and the Prospectus filed therewith (the "Prospectus") and the Company's Prospectus Supplement dated May 19, 2009 (the "Prospectus Supplement"); (ii) the Company's Articles of Incorporation as filed with the Secretary of State of Maryland, and the Certificate of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company's Bylaws and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships or joint ventures in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vi) the Company's Federal Income Tax Returns for the years ended December 31, 1997 through December 31, 2007.

     We have reviewed with management of the Company the investments and operations of the Company and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its Subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its Subsidiaries'

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EastGroup Properties, Inc.
May 19, 2009
Page 2

real property leases; the income generated from subleases of its real property; the services rendered to the Company's tenants and non-tenants; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.

     In rendering this opinion we have relied, as to factual matters, upon a certificate of an officer of the Company (the "Officer's Certificate"). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer's Certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service, or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

     Based upon the foregoing, we are of the opinion that: (1) for its taxable years ended December 31, 1997 through December 31, 2008, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code; (2) the Company's current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a "real estate investment trust" under the Code for its 2009 taxable year and thereafter; and
(3) the federal income tax discussion described in the Prospectus under the caption "Material United States Federal Income Tax Consequences" is accurate and fairly presents the federal income tax considerations that are likely to be material to a holder of the Shares referred to therein.

     We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Prospectus, the Prospectus Supplement, the Officer's Certificate and this Opinion Letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the Regulations, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the Regulations.

     We consent to being named as Counsel to the Company in the Registration Statement and the Prospectus Supplement, to the references in the Registration Statement and the Prospectus Supplement to our firm and to the inclusion of a copy of this Opinion Letter as an exhibit to the Company's Current Report on Form 8-K.

                                       Very truly yours,

                                       /s/ Jaeckle Fleischmann & Mugel, LLP